Exhibit 10(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement Nos. 333-25289 and 811-08183 of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 12, 2004 on the financial statements of Variable Annuity-1 Series Account and our report dated February 25, 2004 on the financial statements of First Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Experts" in the Prospectus and under the heading "Experts" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE &TOUCHE

DELOITTE &TOUCHE

Denver, Colorado
March 25, 2004